FOR IMMEDIATE RELEASE	CONTACT:
Thursday, November 3, 2016	Kathleen Till Stange, V.P. Corporate & Investor Relations
(515) 226-6780, Kathleen.TillStange@FBLFinancial.com

FBL Financial Group Reports Third Quarter 2016 Results

West Des Moines, Iowa, November 3, 2016 -

Financial Highlights
(Dollars in thousands, except per share data)

	Three months ended September 30,
	2016	2015
Net income attributable to FBL Financial Group	$30,017	$26,659
Operating income	28,882	27,284
Earnings per common share (assuming dilution):
Net income	1.20	1.06
Operating income	1.15	1.09

FBL Financial Group, Inc. (NYSE: FFG) today reported net income attributable to FBL Financial Group for the third quarter of 2016 of $30.0 million, or $1.20 per diluted common share, compared to $26.7 million, or $1.06 per diluted common share, for the third quarter of 2015. Operating income(1) totaled $28.9 million, or $1.15 per common share, for the third quarter of 2016, compared to $27.3 million, or $1.09 per common share, for the third quarter of 2015. Third quarter 2016 results reflect:

•	A growing book of profitable business

•
The favorable impact of $0.02 per share from unlocking assumptions used in the calculation of deferred acquisition costs, value of insurance in force acquired, unearned revenue reserves and certain reserves on interest sensitive products

•	The benefit of other investment-related income of $0.09 per share, primarily in the Annuity segment

•	Unfavorable mortality results, primarily in the Corporate & Other segment

Operating income differs from the GAAP measure, net income attributable to FBL Financial Group, in that it excludes the impact of realized gains and losses on investments and the change in net unrealized gains and losses on derivatives. For further information on this non-GAAP financial measure, please refer to Note (1) and the reconciliation provided within this release.

"FBL Financial Group’s third quarter results reflect strong financial performance, with a 13 percent increase in net income to $1.20 per share and a 6 percent increase in operating income to $1.15 per share," said James P. Brannen, Chief Executive Officer of FBL Financial Group, Inc. “These results reflect focus on our Farm Bureau niche market and support of our exclusive Farm Bureau agency force. We are benefiting from our balanced life and annuity in force business, which provides earnings stability, and are successfully addressing the continued challenges of the low interest rate environment."

Product Revenues. Premiums and product charges for the third quarter of 2016 totaled $73.5 million compared to $76.6 million in the third quarter of 2015. Interest sensitive product charges decreased 13 percent while traditional life insurance premiums increased two percent during the quarter. Premiums collected(2) in the third quarter of 2016 totaled $156.4 million compared to $184.0 million in the third quarter of 2015. Annuity premiums collected decreased 25 percent while life insurance premiums collected decreased one percent.

Investment Income. Net investment income in the third quarter of 2016 totaled $103.5 million, compared to $95.9 million in the third quarter of 2015. The increase is due to an increase in average invested assets, partially offset by lower investment yields. The annualized yield earned on average invested assets, with securities at amortized cost, was 5.43 percent for the nine months ended September 30, 2016, compared to 5.58 percent for the nine months ended September 30, 2015. At September 30, 2016, 96 percent of the fixed maturity securities in FBL Financial Group's investment portfolio were investment grade debt securities.

Benefits and Expenses. Benefits and expenses totaled $141.3 million in the third quarter of 2016, compared to $140.1 million in the third quarter of 2015. Death benefits, net of reinsurance and reserves released, totaled $27.4 million in the third quarter of 2016, compared to $26.9 million in the third quarter of 2015. By its nature, mortality experience can fluctuate from quarter to quarter.

Unlocking. During the third quarter of 2016, FBL Financial Group unlocked the assumptions used in the calculation of deferred acquisition costs, value of insurance in force acquired, unearned revenue reserves and certain reserves on interest sensitive products. This unlocking resulted in a pre-tax favorable impact of $0.7 million, or $0.02 per share after-tax.

Net Realized Gains/Losses on Investments. In the third quarter of 2016, FBL Financial Group recognized net realized gains on investments of $0.6 million.

Stock Repurchases. During the third quarter of 2016, FBL Financial Group did not repurchase any of its Class A or Class B common stock. FBL Financial Group has $49.5 million remaining under its current stock repurchase program.

Capital and Book Value. As of September 30, 2016, the book value per share of FBL Financial Group common stock totaled $52.72, compared to $45.61 at December 31, 2015. Book value per share, excluding accumulated other comprehensive income(3), totaled $40.94 at September 30, 2016, compared to $40.99 at December 31, 2015. The September 30, 2016 company action level risk based capital ratio of FBL Financial Group's wholly owned subsidiary, Farm Bureau Life Insurance Company, was approximately 547 percent.

Further Financial Information. Further information on FBL Financial Group's financial results, including results by segment, may be found in FBL Financial Group's financial supplement, available on its website, www.fblfinancial.com.

Conference Call. FBL Financial Group will hold a conference call with investors tomorrow, November 4, 2016, at 11:00 a.m. Eastern Time. The call will be webcast and a replay will be available on FBL Financial Group's website.

Certain statements in this release concerning FBL Financial Group's prospects for the future are forward-looking statements intended to qualify for the “safe harbor” from liability established by the Private Securities Litigation Reform Act. These statements generally can be identified by their context, including terms such as “believes,” “anticipates,” “expects,” or similar words. These statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statement. These risks and uncertainties are detailed in FBL Financial Group's reports filed with the Securities and Exchange Commission and include, but are not limited to, changes in interest rates, difficult conditions in financial markets and the economy, lack of liquidity and access to capital, investment valuations, competitive factors, a decrease in ratings, changes in laws and regulations, differences between actual claims experience and underwriting assumptions, relationships with Farm Bureau organizations, the ability to attract and retain sales agents and adverse results from litigation. These forward-looking statements are based on assumptions which FBL Financial Group believes to be reasonable; however, no assurance can be given that the assumptions will prove to be correct. FBL Financial Group undertakes no obligation to update any forward-looking statements.

FBL Financial Group is a holding company whose purpose is to protect livelihoods and futures. Its primary operating subsidiary, Farm Bureau Life Insurance Company, underwrites and markets a broad range of life insurance and annuities to individuals and businesses, which are distributed by multiline exclusive Farm Bureau agents. In addition, FBL Financial Group manages all aspects of two Farm Bureau affiliated property-casualty insurance companies for a management fee. FBL Financial Group, headquartered in West Des Moines, Iowa, is traded on the New York Stock Exchange under the symbol FFG. For more information, please visit www.fblfinancial.com.

- FINANCIAL INFORMATION AND NOTES FOLLOW -

FBL Financial Group, Inc.
Consolidated Statements of Operations (Unaudited)
(Dollars in thousands, except per share data)

	Three months ended		Nine months ended
	September 30,		September 30,
	2016	2015	2016	2015
Revenues:
Interest sensitive product charges	$25,851	$29,856	$82,989	$86,250
Traditional life insurance premiums	47,682	46,719	147,425	142,758
Net investment income	103,514	95,882	302,621	292,144
Net realized capital gains (losses) on sales of investments	646	(93)	(33)	7,509

Total other-than-temporary impairment losses	(25)	(559)	(3,769)	(719)
Non-credit portion in other comprehensive income (loss)	—	146	1,522	146
Net impairment losses recognized in earnings	(25)	(413)	(2,247)	(573)

Other income	3,616	3,543	11,480	12,097
Total revenues	181,284	175,494	542,235	540,185

Benefits and expenses:
Interest sensitive product benefits	65,882	53,940	178,860	163,121
Traditional life insurance benefits	42,121	41,604	130,059	131,967
Policyholder dividends	2,459	2,885	8,014	8,802
Underwriting, acquisition and insurance expenses	25,785	36,176	102,437	107,535
Interest expense	1,213	1,213	3,638	3,637
Other expenses	3,854	4,277	12,647	13,425
Total benefits and expenses	141,314	140,095	435,655	428,487
	39,970	35,399	106,580	111,698
Income taxes	(13,091)	(11,520)	(34,637)	(36,057)
Equity income, net of related income taxes	3,128	2,761	8,393	6,932
Net income	30,007	26,640	80,336	82,573
Net loss attributable to noncontrolling interest	10	19	7	49
Net income attributable to FBL Financial Group, Inc.	$30,017	$26,659	$80,343	$82,622

Earnings per common share - assuming dilution	$1.20	$1.06	$3.21	$3.30

Weighted average common shares	24,990,441	24,923,202	24,977,342	24,926,188
Effect of dilutive securities	39,075	79,850	46,757	93,275
Weighted average common shares - diluted	25,029,516	25,003,052	25,024,099	25,019,463

(1) Reconciliation of Net Income Attributable to FBL Financial Group to Operating Income - Unaudited

In addition to net income, FBL Financial Group has consistently utilized operating income, a non-GAAP financial measure common in the life insurance industry, as a primary economic measure to evaluate its financial performance. Operating income equals net income attributable to FBL Financial Group adjusted to eliminate the impact of realized gains and losses on investments and changes in net unrealized gains and losses on derivatives. FBL Financial Group uses operating income, in addition to net income, to measure its performance since realized gains and losses on investments and the change in net unrealized gains and losses on derivatives can fluctuate greatly from quarter to quarter. These fluctuations make it difficult to analyze core operating trends. This non-GAAP measure is used for goal setting, determining short-term incentive compensation and evaluating performance on a basis comparable to that used by many in the investment community. FBL Financial Group believes the combined presentation and evaluation of operating income, together with net income, provides information that may enhance an investor's understanding of FBL Financial Group's underlying results and profitability. A reconciliation is provided in the following table:

	Three months ended		Nine months ended
	September 30,		September 30,
	2016	2015	2016	2015
	(Dollars in thousands, except per share data)
Net income attributable to FBL Financial Group	$30,017	$26,659	$80,343	$82,622
Adjustments:
Net realized gains/losses on investments (a)	(402)	307	1,142	(4,421)
Change in net unrealized gains/losses on derivatives (a)	(733)	318	(609)	703
Operating income	$28,882	$27,284	$80,876	$78,904

Operating income per common share - assuming dilution	$1.15	$1.09	$3.23	$3.15

(a) Net of adjustments, as applicable, to amortization of unearned revenue reserves, deferred acquisition costs, value of insurance in force acquired and income taxes attributable to these items.

(2) Premiums Collected - Net statutory premiums collected, a measure of sales production, is a non-GAAP measure and includes premiums collected from annuities and universal life-type products. For GAAP reporting, these premiums received are not reported as revenues.

(3) Reconciliation of Book Value Per Share Excluding Accumulated Other Comprehensive Income - Unaudited

	September 30, 2016	December 31, 2015
Book value per share	$52.72	$45.61
Less: Per share impact of accumulated other comprehensive income	11.78	4.62
Book value per share, excluding accumulated other comprehensive income	$40.94	$40.99

Book value per share excluding accumulated other comprehensive income is a non-GAAP financial measure. Accumulated other comprehensive income totaled $292.8 million at September 30, 2016 and $114.5 million at December 31, 2015. Since accumulated other comprehensive income fluctuates from quarter to quarter due to unrealized changes in the fair value of investments caused principally by changes in market interest rates, FBL Financial Group believes this non-GAAP financial measure provides useful supplemental information.

FBL Financial Group, Inc.
Condensed Consolidated Balance Sheets (Unaudited)
(Dollars in thousands)

	September 30, 2016	December 31, 2015
Assets
Investments	$8,343,882	$7,722,753
Cash and cash equivalents	65,386	29,490
Deferred acquisition costs	215,230	335,783
Other assets	438,315	418,721
Assets held in separate accounts	605,729	625,257
Total assets	$9,668,542	$9,132,004

Liabilities and stockholders' equity
Liabilities
Future policy benefits	$6,692,087	$6,401,481
Other policy funds, claims and benefits	625,584	638,362
Debt	97,000	112,000
Other liabilities	333,802	220,430
Liabilities related to separate accounts	605,729	625,257
Total liabilities	8,354,202	7,997,530

Stockholders' equity
FBL Financial Group, Inc. stockholders' equity:
Preferred stock	3,000	3,000
Class A common stock	152,102	149,248
Class B common stock	72	72
Accumulated other comprehensive income	292,828	114,532
Retained earnings	866,285	867,574
Total FBL Financial Group, Inc. stockholders' equity	1,314,287	1,134,426
Noncontrolling interest	53	48
Total stockholders' equity	1,314,340	1,134,474
Total liabilities and stockholders' equity	$9,668,542	$9,132,004

Common shares outstanding	24,874,659	24,808,176

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